Exhibit 99.1

PepsiCo, Inc. to Move Stock Exchange Listing to Nasdaq

Ticker symbol to remain “PEP”

PURCHASE, N.Y., December 8, 2017 -- PepsiCo, Inc. (NYSE: PEP) today announced it will be transferring its stock exchange listing from the New York Stock Exchange to the Nasdaq Global Select Market effective December 19, 2017 after market close. PepsiCo shares are expected to begin trading as a Nasdaq-listed security on December 20, 2017, with the common stock continuing to trade under the symbol “PEP.”

“We are pleased to join many of the world’s most successful and innovative companies listed on Nasdaq,” said Jamie Caulfield, Senior Vice President Investor Relations. “We believe this move will provide us with greater cost-effectiveness and access to Nasdaq’s unique portfolio of tools and services to connect with our investors more efficiently. We want to thank the NYSE for their valued partnership over the years.”

About PepsiCo

PepsiCo products are enjoyed by consumers one billion times a day in more than 200 countries and territories around the world. PepsiCo generated approximately $63 billion in net revenue in 2016, driven by a complementary food and beverage portfolio that includes Frito-Lay, Gatorade, Pepsi-Cola, Quaker and Tropicana. PepsiCo's product portfolio includes a wide range of enjoyable foods and beverages, including 22 brands that generate more than $1 billion each in estimated annual retail sales.

At the heart of PepsiCo is Performance with Purpose – our fundamental belief that the success of our company is inextricably linked to the sustainability of the world around us. We believe that continuously improving the products we sell, operating responsibly to protect our planet and empowering people around the world enable PepsiCo to run a successful global company that creates long-term value for society and our shareholders. For more information, visit www.pepsico.com.

Cautionary Statement
Statements in this release that are "forward-looking statements" are based on currently available information, operating plans and projections about future events and trends. Forward-looking statements inherently involve risks and uncertainties. For information on certain factors that could cause actual events or results to differ materially from our expectations, please see PepsiCo's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. PepsiCo undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:	Investors	Media
	Jamie Caulfield	Carrie Ratner
	Investor Relations	Corporate Communications
	914-253-3035	914-253-3817
	investor@pepsico.com	carrie.ratner@pepsico.com